Exhibit 99.1

N E O S E  T E C H N O L O G I E S,  I N C.

1 0 2  W i t m e r  R o a d,  H o r s h a m,  P A  1 9 0 4 4      2 1 5 . 3 1 5 - 9 0 0 0      f a x : 2 1 5 . 3 1 5 - 9 1 0 0

e m a i l : i n f o @ n e o s e . c o m w w w . n e o s e . c o m

Neose Completes $32 Million Financing

Horsham, PA, May 21, 2004.  Neose Technologies, Inc. (NasdaqNM: NTEC) announced that it has closed its previously announced registered direct offering.  The Company sold approximately 4.7 million shares of its common stock at $6.77 per share, the closing bid price on May 17, for aggregate gross proceeds of approximately $32 million.  Investors included existing shareholders, new shareholders and several executive officers of the company.   J.P. Morgan Securities Inc. and UBS Securities LLC acted as lead placement agent and co-placement agent, respectively, for the transaction.

Neose is a biopharmaceutical company focused on improving protein therapeutics using its proprietary technologies.  Neose’s core business is to use its novel GlycoAdvance™ and GlycoPEGylation™ technologies to improve proteins for which there is already a substantial body of data demonstrating safety and efficacy.  Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others.  It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties.

CONTACTS:

     Neose Technologies, Inc.
     Robert I. Kriebel
     Sr. Vice President and Chief Financial Officer
     Barbara Krauter
     Manager, Investor Relations
     (215) 315-9000
     E-mail: info@neose.com

For more information, please visit www.neose.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this press release regarding Neose’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of

NEOSE TECHNOLOGIES, INC.	Page 2

these risks and uncertainties, any of which could cause Neose’s actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2003, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.